Exhibit 10.2

EMPLOYMENT AGREEMENT

This employment agreement (“Agreement”), dated as of February 22, 2013 is between Universal Insurance Holdings, Inc. a Delaware corporation (the “Company”), and Jon Springer (“Executive”).

WHEREAS, the parties wish to establish the terms of Executive’s employment with the Company;

WHEREAS, Executive is currently a party to an Employment Agreement with Blue Atlantic Reinsurance Company (“Blue Atlantic”), a wholly-owned subsidiary of the Company, dated June 15, 2006 (the “Prior Agreement”); and

WHEREAS, Executive and the Company now desire to cause the Prior Agreement to be terminated and Executive and the Company desire to enter into this Agreement to supersede and replace the Prior Agreement.

Accordingly, the parties agree as follows:

1. Employment and Acceptance. The Company will employ Executive, and Executive will accept employment, subject to the terms of this Agreement, as of February 22, 2013 (“Effective Date”).

2. Term. Subject to earlier termination pursuant to Section 5, this Agreement and the employment relationship hereunder will continue from the Effective Date until December 31, 2014. As used in this Agreement, the “Term” means the period beginning on the Effective Date and ending on the date Executive’s employment terminates in accordance with this Section 2 or Section 5. In the event that Executive’s employment terminates, the Company’s obligation to continue to pay all Base Salary and other benefits then accrued will terminate except as may be provided for in Section 5. The parties acknowledge that the Company’s offices and headquarters are currently located in Miami, Florida; however, the situs of Executive’s employment shall be Eagan, Minnesota.

3. Duties and Title.

3.1 Title. The Company will employ Executive to render full-time services to the Company, its parent, its subsidiaries and its affiliates (singularly, “Related Company” or collectively, “Related Companies”). The Company will employ Executive as Senior Vice President and Chief Operating Officer of the Company, reporting to the Chief Executive Officer of the Company.

3.2 Duties. Executive will have such authority and responsibilities and will perform such duties assigned to him from time to time by the Chief Executive Officer of the Company, commensurate with his position. Executive will devote all Executive’s full working-time and attention to the performance of such duties and to the promotion of the Company’s or a Related Company’s business and interests.

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Employment Agreement

3.3 Other Business Activities. Executive may not engage in any activity that conflicts with the Company’s or a Related Company’s interests or would materially interfere with the performance of Executive’s duties to the Company, as determined by the Company in its sole discretion. Executive may not hold, directly or indirectly, an ownership interest of more than 2% in any entity which competes with the Company or a Related Company, as determined by the Company in its sole discretion.

4. Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement, the Company will provide Executive the following during the Term:

4.1 Base Salary. The Company will pay Executive an annual base salary of $1,250,000, payable in accordance with the Company’s customary payroll practices, which shall be increased by 7.25% on January 1, 2014 over the rate in effect on the Effective Date (“Base Salary”).

4.2 Annual Bonus. Executive shall receive an annual bonus of 2.5% of the Company’s pre-tax income, which shall be computed as at December 31 of each year of the Term of this Agreement (with such bonus for calendar year 2013 based on January 1, 2013 and not the Effective Date) (the “Annual Bonus”); provided, however, that in no event shall any bonus due and owing under this Section 4.2 be paid to Executive later than March 15 of the year following the year in which it was earned; and provided, further, that the payment of any bonus pursuant to this Section 4.2 shall be contingent upon the Company’s shareholders approving the bonus formula described in this Section 4.2 at the Company’s annual meeting of shareholders in 2013, and should the Company’s shareholders fail to approve the bonus formula described in this Section 4.2, Executive shall have no right or entitlement under this Section 4.2. For the avoidance of doubt, if Executive has earned a bonus under this Section 4.2, he need not be employed on the bonus payment date to receive such bonus, provided, except as otherwise provided below, that he is employed through December 31 of the year to which the bonus relates.

4.3 Participation in Executive Benefit Plans. Executive is entitled, if and to the extent eligible, to participate in the Company’s benefit plans generally available to Company employees in similar positions. In addition to, and not in limitation of, the foregoing, during the Term, Executive shall (1) have the right to participate in a 401(k) plan available to employees of the Company, (2) receive life insurance with a coverage limit equal to $1 million, (3) receive medical, dental and disability insurance with a coverage limit equal to $500,000, and (4) receive a monthly car allowance of $600. Executive is eligible to participate in the Company’s equity incentive plans, including the Universal Insurance Holdings, Inc. 2009 Omnibus Incentive Plan (the “Plan”), as it may be amended from time to time, at the sole discretion of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”).

4.4 Restricted Stock Grants. Subject to his continued employment through the applicable grant dates and vesting dates (except as otherwise provided herein), Executive is entitled to receive (1) a time-based award of 250,000 restricted shares granted on a date specified by the Compensation Committee in April, 2013 and vesting in April, 2014, and (2)

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Employment Agreement

a time-based award of 250,000 restricted shares granted on a date specified by the Committee in April, 2014 and vesting on December 31, 2014. No grant shall occur unless Executive has remained in the continuous full-time employ of the Company through the applicable grant date or if Executive’s employment has ended for any reason (including death) prior to the applicable grant date, and, except as provided in Section 5, no award, once granted, shall vest unless Executive remains in the continuous employ of the Company through the applicable vesting date or if Executive’s employment has ended for any reason (including death) prior to the applicable vesting date. Each grant shall be subject to the terms and conditions of the applicable restricted stock award and shall be governed by the Plan and other applicable award documentation.

4.5 Vacation. Executive will receive four (4) weeks of paid vacation per fiscal year (prorated for any partial year), subject to the Company’s standard vacation policies. Any unused vacation shall be paid to Executive upon the Company’s termination of Executive’s employment without Cause or Executive’s termination of his employment from the Company for Good Reason (each as defined below).

4.6 Expense Reimbursement. The Company will reimburse Executive for all appropriate business expenses Executive incurs in connection with Executive’s duties under this Agreement in accordance with the Company’s policies as in effect from time to time.

5. Termination of Employment.

5.1 Payment Upon Termination. If Executive’s employment terminates for any reason, Executive will receive, within 30 days of termination, a lump sum cash payment equal to (1) accrued but unpaid Base Salary through the date of termination, (2) any employee benefits Executive may be entitled to pursuant to the Company’s employee benefit plans through the date of termination and (3) expenses reimbursable under Section 4.6 incurred but not yet reimbursed to Executive through the date of termination (collectively, the “Accrued Obligations”)

5.2 Termination With Cause. The Company has the right, at any time during the Term, to terminate Executive’s employment with the Company for Cause (as defined below) by giving written notice to Executive as described in this Section 5.2 below. Prior to the effectiveness of termination for Cause under subclause (i), (ii), (iii) or (v) below, Executive shall be given thirty (30) calendar days’ prior written notice from the Company, specifically identifying the reasons which are alleged to constitute Cause for any termination pursuant to the aforementioned subclauses, and an opportunity to be heard by the Company in the event Executive disputes such allegations; provided, however, that the Company shall have no obligation to continue to employ Executive following such thirty (30) calendar day notice period. Prior to the effectiveness of termination for Cause under subclause (iv) below, Executive shall be given thirty (30) calendar days’ prior written notice from the Company, specifically identifying the reasons which are alleged to constitute Cause for any termination under such subclause, and, in the event Executive disputes such allegations, an opportunity to be heard by the Company and to cure the actions, events or circumstances giving rise to such allegations; provided, however, that the Company shall have no obligation to continue to employ Executive

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following such thirty (30) calendar day notice period unless such allegations are cured to the Company’s reasonable satisfaction. The Company’s termination of Executive’s employment for Cause under subclause (vi) below shall be effective immediately upon the Company’s written notice to Executive. If the Company terminates Executive’s employment for Cause, the Company’s obligation to Executive shall be limited solely to the Accrued Obligations. For purposes of this Agreement, “Cause” means, as determined by the Chief Executive Officer (or his designee), any of the following: (i) Executive’s abuse of alcohol or any controlled substance; (ii) a willful act of fraud, dishonesty or breach of fiduciary duty on the part of Executive with respect to the business or affairs of the Company; (iii) knowing and material failure by Executive to comply with material applicable laws and regulations or professional standards relating to the business of the Company; (iv) Executive’s documented and continuing unsatisfactory performance of his duties hereunder (as documented in at least one performance improvement plan to Executive) or a material breach by Executive of this Agreement except, in each case, where such failure or breach is caused by the illness or other similar incapacity or disability of Executive; (v) Executive being subject to an inquiry or investigation by a governmental authority or self-regulatory organization such that the existence of such inquiry or investigation may result in damage to the Company’s business interests, licenses, reputation or prospects; or (vi) Executive has been convicted of or has pled guilty to any felony.

5.3 Payment Upon Termination Without Cause. If during the Term the Company terminates Executive’s employment without Cause (which may be done at any time without prior notice), the Company will pay Executive on the sixtieth (60th) day following the date of such termination of employment, in addition to the Accrued Obligations, (1) a lump-sum cash payment equal to Executive’s then-current Base Salary for a period of twelve (12) months, (2) payment for the prorated share of Executive’s Annual Bonus pursuant to Section 4.2 for the year in which termination without Cause occurs, and (3) a lump-sum cash payment equal to the cost of COBRA coverage for Executive and his dependents for twelve (12) months, provided that Executive executes and delivers to the Company a valid and irrevocable release agreement in a form reasonably acceptable to the Company by no later than forty-five (45) days following the date of such termination of employment without Cause. Additionally, any restricted stock award granted in accordance with Section 4.4 prior to the date of Executive’s termination without Cause shall fully vest immediately prior to such termination without Cause; for the avoidance of doubt, Executive shall not be entitled to any award under Section 4.4 which has not been granted prior to such termination without Cause. The Company will have no obligation to provide the benefits set forth in this Section 5.3 in the event that Executive breaches the provisions of Section 7.

5.4 Payment Upon Termination For Good Reason. If during the Term Executive terminates his employment with the Company for Good Reason by giving notice as provided in this Section 5.4, the Company will pay Executive on the sixtieth (60th) day following the date of such termination of employment, in addition to the Accrued Obligations, (1) a lump-sum cash payment equal to Executive’s then-current Base Salary for a period of twelve (12) months, (2) payment for the prorated share of Executive’s Annual Bonus pursuant to Section 4.2 for the year in which termination for Good Reason occurs, and (3) a lump-sum cash payment equal to the cost of COBRA coverage for Executive and his dependents for twelve (12)

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Employment Agreement

months, provided that Executive executes and delivers to the Company within a valid and irrevocable release agreement in a form reasonably acceptable to the Company by no later than forty-five (45) days following the date of such termination of employment for Good Reason. Additionally, any restricted stock award granted in accordance with Section 4.4 prior to the date of Executive’s termination for Good Reason shall fully vest immediately prior to such termination with Good Reason; for the avoidance of doubt, Executive shall not be entitled to any award under Section 4.4 which has not been granted prior to such termination for Good Reason. Prior to the effectiveness of termination for Good Reason, the Company shall be given thirty (30) calendar days’ prior written notice from Executive, specifically identifying the reasons which are alleged to constitute Good Reason for termination hereunder, and an opportunity to be heard by Executive in the event the Company disputes such allegations and to cure such allegations; provided, however, that Executive shall have no obligation to remain employed by the Company following such thirty (30) calendar day notice period unless such allegations are cured to Executive’s reasonable satisfaction. As used in this Section 5.4, “Good Reason” means any of the following without Executive’s prior written consent: (i) assignment to Executive of duties materially inconsistent with Executive’s position hereunder; (ii) failure to pay Executive’s Base Salary in accordance with Section 4.1 hereof; (iii) failure to pay Executive’s Annual Bonus pursuant to Section 4.2; (iv) requiring Executive to move his situs of employment more than twenty (20) miles from his situs of employment prior to such move; or (v) the Company’s material breach of this Agreement.

5.5 Voluntary Termination Without Good Reason. Executive may voluntarily terminate his employment with the Company without Good Reason at any time by giving written notice to the Company, which termination shall be effective thirty (30) days from the date of such written notice. If Executive voluntarily terminates his employment without Good Reason, the Company’s obligation to Executive shall be limited solely to the Accrued Obligations.

5.6 Termination Because of Death. If Executive’s employment terminates because of Executive’s death, within thirty (30) days of termination, the Company will pay to Executive’s estate the Accrued Obligations, payment for the prorated share of Executive’s Annual Bonus pursuant to Section 4.2 for the year in which termination occurs and a lump-sum cash payment equal to Executive’s ending Base Salary for the lesser of (i) one (1) year from the date of Executive’s death or (ii) the remaining Term, and any employee benefits Executive may be entitled to pursuant to the Company’s employee benefit plans through such period; provided, however, that benefit payments under any employee benefit plan shall be paid to Executive’s beneficiary or beneficiaries designated pursuant to such employee benefit plans in lieu of to his estate.

5.7 Suspension or Termination Because of Disability. If, during the Term, Executive shall become unable to perform his duties as provided for herein by reason of Disability (as defined herein), then the Company may, on thirty (30) days’ prior written notice to Executive, suspend the officership held by Executive. In the event of such suspension, Executive shall remain an employee of the Company and receive his compensation and benefits as set forth above in Section 4 for the lesser of (i) one (1) year from the date of such suspension or (ii) the

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remaining Term (the “Suspension Period”). If during the Suspension Period, Executive returns to perform his duties as provided for herein, and there is no physical or mental inability to perform such duties, then Executive shall resume the officership and the Company shall continue payment of his full compensation and benefits as set forth in Section 4. Executive’s employment with the Company shall terminate at the end of the Suspension Period if Executive has not returned by the end of the Suspension Period to the full-time performance of his duties hereunder. For purposes of this Agreement, “Disability” means a determination by the Company after review of written information provided by Executive’s healthcare provider that, as a result of a physical or mental injury or illness, Executive is unable to perform the essential functions of Executive’s job with or without reasonable accommodation for a period of 90 consecutive days or 90 days in any twelve (12)-month period.

6. Change in Control.

6.1 Termination in Connection with a Change in Control. In the event that, in connection with a Change in Control (as defined below) during the Term, Executive’s employment with the Company is involuntarily terminated by the Company other than for Cause or if Executive resigns for Good Reason upon or within twenty-four (24) months following such Change in Control (notwithstanding the expiration of the Term), then, in lieu of any severance or other amounts payable by the Company under Section 5 of this Agreement or otherwise in connection with Executive’s termination of employment, the Company or its successor shall pay Executive no later than the sixtieth day following such termination of employment in connection with a Change in Control a cash lump sum amount equal to (1) forty-eight (48) months of Executive’s Base Salary at the time of such Change in Control and (2) two times any bonuses paid to Executive for the preceding fiscal year. In addition, upon a Change in Control, all options held by Executive shall vest and become immediately exercisable. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a consolidation or a merger having the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions other than in the ordinary course of business of the Company) of all, or substantially all, of the assets of the Company to any corporation, person or other entity which is not a direct or indirect wholly-owned subsidiary of the Company, or (ii) any person, group, corporation or other entity (collectively, “Persons”) shall acquire beneficial ownership (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated hereunder) of 50% or more of the Company’s outstanding common stock; provided, however, that in all cases, any such event described in this Section 6.1 will not be determined to constitute a Change in Control unless the event constitutes either a “change in ownership,” “change in effective control” or “change in the ownership of a substantial portion of the assets” of the Company, as such terms are described in Treasury Regulation Section 1.409A-3(i)(5).

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Employment Agreement

6.2 Limitation on Change in Control Payments. Notwithstanding anything in this Agreement to the contrary, in the event that it is determined by an independent accounting firm chosen by mutual agreement of the parties that any economic benefit, payment or distribution by the Company to or for the benefit of Executive, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such excise tax referred to in this Agreement as the “Excise Tax”), then the value of any such Payments payable under this Agreement which constitute “parachute payments” under Section 280G(b)(2) of the Code, as determined by the independent accounting firm, will be reduced so that the present value of all Payments (calculated in accordance with Section 280G of the Code and the regulations thereunder), in the aggregate, is equal to 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

6.3 For purposes of this Section 6, in addition to the definition above, “Good Reason” will also include (i) any material adverse change in Executive’s title, duties or reporting responsibilities and (ii) with respect to Executive’s title, duties, reporting responsibilities, compensation levels and situs of employment in effect after the expiration of the Term, any material adverse change in such title, duties, reporting responsibilities, compensation levels and situs of employment from those in effect immediately prior to the expiration of the Term.

7. Restrictions and Obligations of Executive.

7.1 Non-Disparagement. Executive will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Company or a Related Company, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors, assigns, clients and agents. The Company will not at any time (whether during or after the Term) cause or assist the then-current Chief Executive Officer or any of its then-current directors to publish or communicate, to any person or entity any Disparaging remarks, comments or statements concerning Executive. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

7.2 Confidentiality. During the course of Executive’s employment, Executive has had and will have access to certain trade secrets and confidential information relating to the Company and the Related Companies which is not readily available from sources outside the Company. The parties agree that the business in which the Company engages is highly sales-oriented and the goodwill established between Executive and the Company’s customers and potential customers is a valuable and legitimate business interest worthy of protection under this Agreement. Executive recognizes that, by virtue of Executive’s employment by the Company, Executive is granted otherwise prohibited access to the Company’s confidential and proprietary data which is not known to its competitors and which has independent economic value to the Company and that Executive will gain an intimate

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Employment Agreement

knowledge of the Company’s reinsurance business and its policies, customers, employees and trade secrets, and of other confidential, proprietary, privileged or secret information of the Company and its clients (collectively, all such nonpublic information is referred to as “Confidential Information”). This Confidential Information includes, but is not limited to, data relating to the Company’s marketing and servicing programs, procedures and techniques, business, management and personnel strategies, analytic tools and processes, the criteria and formulae used by the Company in pricing its insurance products and claims management, loss control and information management services, the Company’s computer system, reinsurance marketing program and the skill of marketing and selling products, the structure and pricing of special reinsurance products or packages that the Company has negotiated with various underwriters, lists of prospects, customer lists and renewals, the identity, authority and responsibilities of key contacts at clients’ accounts, the composition and organization of clients’ business, the peculiar risks inherent in a client’s operations, highly sensitive details concerning the structure, conditions and extent of a client’s existing insurance and reinsurance coverages, policy expiration dates and premium amounts, commission rates, risk management service arrangements, loss histories and other data showing clients’ particularized insurance requirements and preferences.

Except as required by law or an order of a court or governmental agency with jurisdiction, Executive will not, during the Term or any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor will Executive use it in any way. Executive will take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Executive understands and agrees that Executive will acquire no rights to any such Confidential Information.

At the Company’s request from time to time and upon the termination of Executive’s employment for any reason, Executive will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in Executive’s possession or within Executive’s control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

7.3 Non-Solicitation or Hire. During the Term and for a period of twelve (12) months following the termination of Executive’s employment for any reason, Executive will not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (1) any party who is a client, customer or policyholder of the Company or a Related Company, or who was a client, customer or policyholder of the Company or a Related Company at any time during the one (1)-year period immediately prior to the date of termination, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or a Related Company and (2) any employee of the Company or a Related Company or any person who was an employee of the Company or a Related Company during the one (1)-year period immediately prior to the date Executive’s employment terminates

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Employment Agreement

to terminate such employee’s employment relationship with the Company or a Related Company, in either case, to enter into a similar relationship with Executive or any other person or any entity in competition with the Company or a Related Company. During the Term and for a period of one (1)-year following the termination of Executive’s employment for any reason, Executive will not enter into an employment relationship, directly or indirectly, with any employee of the Company or a Related Company or any person who was an employee of the Company or a Related Company during the one (1)-year period immediately prior to the date Executive’s employment terminates.

7.4 Non-Competition. During the Term and for a period of twelve (12) months following Executive’s termination of employment for any reason, Executive will not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a Related Company, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit Executive’s name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization) or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company or a Related Company during the one (1)-year period immediately prior to the date Executive’s employment terminates.

7.5 Company Policies. During the Term and all periods thereafter, Executive will remain in strict compliance with the Company’s policies and guidelines, including the Company’s code of business conduct or code of ethics.

8. Representations and Warranties by Executive. Executive represents and warrants the following:

8.1 Skills and Competencies. Any resume, employment history or related information directly or indirectly provided by Executive to the Company, whether orally or in writing, is true, complete and accurate in all respects. Further, Executive is qualified by education and experience to perform the duties contemplated by this Agreement.

8.2 Absence of Restrictions. Executive is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit Executive’s ability to perform Executive’s obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

8.3 Absence of Litigation. Within the 5-year period ending on the Effective Date, Executive has not been involved in any proceeding, claim, lawsuit or investigation alleging wrongdoing by Executive in connection with any prior employer before any court or public or private arbitration board or panel.

9. Remedies; Specific Performance. The parties acknowledge and agree that Executive’s breach or threatened breach of any of the restrictions set forth in Section 7 will result

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in irreparable and continuing damage to the Company and the Related Companies for which there may be no adequate remedy at law and that the Company and the Related Companies are entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Executive consents to the grant of an injunction (temporary or otherwise) against Executive or the entry of any other court order against Executive prohibiting and enjoining Executive from violating, or directing Executive to comply with, any provision of Section 7. Executive also agrees that such remedies are in addition to any and all remedies, including damages, available to the Company and the Related Companies against Executive for such breaches or threatened or attempted breaches. In addition, without limiting the Company’s and the Related Companies’ remedies for any breach of any restriction on Executive set forth in Section 7, except as required by law, Executive is not entitled to any payments set forth in Sections 5.3 or 5.4 if Executive has breached the covenants contained in Section 7. Executive will immediately return to the Company any such payments previously received under Sections 5.3 or 5.4 upon such a breach and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Sections 5.3 or 5.4.

10. Code Section 409A. The provisions of this Section 10 shall apply notwithstanding any provision of this Agreement related to the timing of payments following Executive’s termination or resignation.

10.1 Delay of Payments. If, at the time of Executive’s termination or resignation with the Company, Executive is a Specified Employee (as defined below), then the Severance Amount, outstanding awards payable under the Plan and any other amounts payable under this Agreement that the Company determines constitutes deferred compensation within the meaning of Section 409A of the Code and which are subject to the six-month delay required by Treas. Reg. Section 1.409A-1(c)(3)(v), shall be delayed and not paid to Executive until the first business day following the six-month anniversary of Executive’s date of termination or resignation (the “Short-Term Deferral Date”), at which time such delayed amounts will be paid to Executive in a cash lump sum (the “Catch-Up Amount”). If payment of an amount is delayed as a result of this Section 10.1, such amount shall be increased with interest from the date on which such amount would otherwise have been paid to Executive but for this Section 10.1 to the day prior to the date the Catch-Up Amount is paid. The rate of interest shall be the applicable short-term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which the date of Executive’s termination or resignation occurs. Such interest shall be paid at the same time that the Catch-Up Amount is paid. If Executive dies on or after the date of Executive’s termination or resignation and prior to the Short-Term Deferral Date, any amount delayed pursuant to this Section 10.1 shall be paid to Executive’s estate or beneficiary, as applicable, together with interest, within 30 days following the date of Executive’s death.

10.2 “Specified Employee” has the meaning set forth in Section 409A(a)(2)(B)(i) of the Code. The determination of whether Executive constitutes a Specified Employee on the date of his termination or resignation shall be made in accordance with the Company’s established methodology for determining Specified Employees.

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10.3 “Separation from Service” means a “separation from service” from the Company within the meaning of the default rules under the final regulations issued pursuant to Section 409A of the Code. For purposes of this Agreement, the terms “terminate,” “terminated,” “termination” and “resignation” mean a termination of Executive’s employment that constitutes a Separation from Service.

10.4 Separate Payments and Reimbursements. For purposes of applying the provisions of Section 409A of the Code to this Agreement, each separately identifiable amount to which Executive is entitled under this Agreement shall be treated as a separate payment. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Section 409A, and payments of such reimbursements or in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred.

11. Notice. For purposes of this Agreement, all notices and other communications will be in writing and will be deemed to have been duly given when delivered or if sent either by Federal Express, hand-delivery, e-mail, or postage prepaid, by certified mail, return receipt requested, with a copy by ordinary mail, to the addresses below:

If to Executive:	If to the Company:

Jon Springer To Executive’s most recent address on file with the Company	Universal Insurance Holdings, Inc. 1110 West Commercial Boulevard Fort Lauderdale, Florida 33309 Attn: Janet Conde

or to such other address as any party may have furnished to the other in writing in accordance with this Section 11, except that notices of any change of address is effective only upon actual receipt.

12. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the Prior Agreement; provided, however, that the certain Indemnification Agreement between the Company and Executive, dated November 15, 2012, shall continue in effect following the execution of this Agreement. No severance or other termination payments are payable to Executive under the Prior Agreement or under any other plan or arrangement of the Company in connection with the execution of this Agreement or the termination of the Prior Agreement or Executive’s employment with Blue Atlantic.

13. Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any

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right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14. Governing Law: This Agreement and the implementation of it shall be subject to and governed by the laws of the State of Florida applicable to contracts fully executed and performed in such State, and any legal proceedings relating to (i) the interpretation or enforcement of any of the provisions of this Agreement, or (ii) any dispute relating to the employment relationship created by the Agreement, shall only be brought in the Circuit Court of the State of Florida, in and for the County of Dade.

15. Venue. The parties agree that the exclusive venue for any litigation relating to this Agreement will be the state courts located in Broward County, Florida and the United States District Court, Southern District of Florida, Fort Lauderdale Division in Broward County, Florida. The parties waive any rights to object to venue as set forth herein, including any argument of inconvenience for any reason.

16. Assignability by the Company and Executive. Executive consents to and the Company shall have the right to assign this Agreement to its successors or assigns. All covenants or agreements hereunder shall inure to the benefit of and be enforceable by or against the Company’s successors or assigns. The terms “successors” and “assigns” shall include, but not be limited to, any successor upon a Change in Control. Other than to the extent provided in Section 5.6, Executive may not assign this Agreement or the rights and obligations hereunder. Notwithstanding the foregoing, if Executive should die while any amounts would still be payable to him hereunder had he continued to live, then all such amounts (unless otherwise provided herein) shall be paid in accordance with the terms of this Agreement to Executive’s estate.

17. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

18. Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of terms contained herein.

19. Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected or impaired or invalidated. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court will reduce such scope to the minimum extent necessary to make such covenants valid and enforceable. Executive acknowledges that the restrictive covenants contained in Section 7 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

Jon Springer

Employment Agreement

20. Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the Company’s opinion to satisfy all obligations for the payment of such withholding taxes.

Jon Springer

Employment Agreement

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

Executive:

/s/ Jon Springer
Jon Springer
UNIVERSAL INSURANCE HOLDINGS, INC.

/s/ Bradley I. Meier
Bradley I. Meier President and Chief Executive Officer